Exhibit 10.30

                                                  [Sanctuary Records Group Logo]
                                                         Sanctuary Records Group
                                                        75 Ninth Avenue, 2nd Fl.
                                                              New York, NY 10011
                                                              Tel:  212 599 2757
                                                              Fax:  212 599 2747
                                                   www.sanctuaryrecordsgroup.com

September 1, 2004

AGU Entertainment Corp.
11077 Biscayne Boulevard
Miami, Florida 33161
c/o Gary Greenberg, Esq.
Law offices of Gary Greenberg
15260 Ventura Boulevard,
Suite 1030
Sherman Oaks, California 91403

      Re: Sanctuary Records Group Inc. ("Sanctuary") -w- AGU Entertainment Corp. ("Company") / Manufacturing and Sub-Distribution Agreement / SUBJECT TO CONTRACT

Dear Sir/Madam:

      The following shall constitute the material terms of an exclusive manufacturing and sub-distribution agreement between Sanctuary and Company.

1. Territory - The United States and Canada.

2. Term - The Term will commence as of the date hereof and extend for a period of 10 years following the initial commercial release of the first Album Delivered hereunder.

3. Product -

   (a) All records and artwork as set forth on Schedule "1" attached hereto (all Product defined in Schedule "1" and incorporated herein by this reference shall sometimes be referred to as "Albums"), as the same may be amended from time to time.

   (b) Delivery: The Chaka Khan Album will be Delivered to Sanctuary no later than September 3, 2004. The Live DVD will be Delivered to Sanctuary no later than October 31, 2004. "Delivery" will consist of actual receipt by Sanctuary


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(at the address on the first page hereof) of  multi-tracks  master tapes (or the digital  equivalent  thereof)  of  all  recordings  hereunder  and a  completed,
fully-edited,   mixed,  mastered  and  equalized   recordings,   in  the  format
customarily used by Sanctuary in the manufacture of Records (currently Digi Beta [PAL and NTSC] audio synchronized to video for audiovisual records other than DVDs, Digi Beta and DA 88 5.1 audio Master [PAL and NTSC] authored and synchronized to video master for audiovisual records in the DVD format and PMCD for audio-only records), which tapes shall be in the proper form for the production of the parts necessary for the manufacture and creation of Records in each country of the Territory together with Artwork, a track-by-track list, identifying the performers on each Recording (and the type of such performance) and all other materials, consents, approvals, licenses, parts and permissions necessary for Sanctuary's exploitation and release of the recordings hereunder.

4. Manufacturing and Distribution Rights -

   (a) Sanctuary will have exclusive right to manufacture and distribute the Product through all channels of distribution, including, but not limited to, so-called "brick and mortar" wholesale and retail channels but excluding direct mail, exploitation of individual masters, licenses, digital subscription services, direct artist sales at concerts and via fan clubs, premiums, ringtones and electronic/digital transmission and distribution. Company may purchase reasonable quantities of finished product of Product hereunder, for promotional use or sale by Company or Artist through direct mail, direct artist sales at concerts and via fan clubs as set forth in the preceding sentence, at prices to be mutually agreed upon. Nothing in the foregoing withstanding, Sanctuary shall have a non-exclusive right, subject to Company's approval, to exploit the Product through licensing of masters, including, but not limited to film and television licenses and digital subscription services, and Sanctuary shall retain 40% of the receipts of any such exploitations that Sanctuary secures.

   (b) Provided Company has fulfilled its obligations hereunder, Sanctuary will release the Chaka Khan Album, if Delivered no later than September 3, 2004, hereunder, in the United States and Canada on October 5, 2004. If Sanctuary fails to do so, Company must give written notice to Sanctuary within 30 days of such failure and Sanctuary shall have 90 days ("Cure Period") to cure. If Sanctuary fails to release the record concerned before the end of the Cure Period, your sole remedy will be to terminate the Term hereof by giving Sanctuary notice within 30 days after the Cure Period. Each 120 day and 90 day period shall be tolled between the periods of November 15 and January 15.

5. Payments - Sanctuary shall account for and pay distribution proceeds resulting from distribution in the United States and Canada within 45 days after the close of each calendar quarter (i.e. 45 days following December 31, March 31, September 30 and June 30). For the purposes hereof, "Proceeds" shall mean gross sales less returns and credits, reserves, discounts, Sanctuary's
Distribution  Fee  (as  defined  below),   the  distribution   fees  charged  by
Distributor, and other charge-backs as set forth in Sanctuary's agreement ("Distribution Agreement") with Sanctuary's distributor ("Distributor"). Without limiting the generality of the foregoing, all fees other than the Distribution Fee, such as reserves, credits, discounts and charge-backs shall be charged by Sanctuary on the same basis ("pass-through") as Distributor charges Sanctuary therefore. You shall have the right to approve any non-standard discounts (standard discounts include but are not limited to discounts such as new release and limited duration sales incentive discounts) applied to Product distributed hereunder, provided that in the event that Sanctuary and Company cannot agree with respect to such discounts, after good-faith efforts to resolve any differences, Sanctuary's decision shall be final.

6. Distribution Fee - In the United States Sanctuary will retain a manufacturing and distribution


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fee  of  twenty-eight   percent  (28%).  In  Canada   Sanctuary  will  retain  a
manufacturing and distribution fee of thirty percent (30%) ("Distribution Fee"). Without limiting the generality of the foregoing, Sanctuary shall also be entitled to retain from Proceeds the distribution fee retained by Distributor. For the avoidance of doubt, the distribution fee retained by Distributor is included in the Distribution Fee set forth and Sanctuary shall not retain such distribution fee more than once. Sanctuary acknowledges that its current Distributor in the U.S. is BMG Music ("BMG"). At such time, if any, that Sanctuary is no longer distributed by BMG and Sanctuary is unable to secure distribution on the same or more favorable terms, then Sanctuary shall have the right to terminate the Term of this agreement. If, during the Term hereof, Sanctuary shall cease to be distributed by BMG and does not obtain distribution with a new major Distributor (i.e., EMI, SONY, UMVD, WEA) within 90 days, Company shall have the option to terminate the Term of this agreement. As soon as reasonably practicable, Sanctuary shall use reasonable efforts to notify Company of the terms of the new Distribution Agreement.

7. Manufacturing - Sanctuary will manufacture and deliver to Sanctuary's distributor's warehouses those quantities of the Product that Sanctuary deems reasonably necessary to fulfill all reasonable anticipated orders therefore. Sanctuary shall consult with Company with respect to the manufacturing quantities, provided that in the event that Company and Sanctuary do not agree with respect to such manufacturing quantities, after good-faith efforts to resolve any differences, Sanctuary's decision shall be final. If Company thereafter wishes to have Sanctuary manufacture product in excess of an amount deemed appropriate by Sanctuary, then Company may agree to pay the cost of any excess manufacturing to Sanctuary and thereafter, Sanctuary shall manufacture the excess quantity for which such costs were paid by Company.

8. Reserves - For Product distributed in the United States and Canada, during the Term, the reserves against returns of Product and the liquidation thereof to Company shall be those applied by Sanctuary's Distributor to Sanctuary. Notwithstanding the foregoing, Sanctuary may take into consideration the sale and returns history of records shipped hereunder as well as reports from Sanctuary's distributor regarding to what extent the record concerned is "selling through" at retail outlets and Sanctuary may reasonably adjust the reserve established accordingly.

9. Marketing Costs and Expenses - Sanctuary shall expend, with respect to the Product listed on the attached Schedule 1, a total marketing fund not to exceed Two Hundred Thousand Dollars ($200,000) ("Marketing Fund") provided that Sanctuary will not disapprove of any marketing expenses that equal, in aggregate, $200,000 or less solely by reason of the amount. The Marketing Fund shall be completely recoupable from and shall be deducted from Company's share of Proceeds and/or Royalties otherwise payable to Company hereunder. Company shall be solely responsible for all promotion, marketing sales and publicity related expenses other than as specifically set forth in the preceding sentence. Any third party, out of pocket promotion, marketing, sales and publicity related costs incurred as advances by Sanctuary shall be deducted from Company's share of Proceeds and/or royalties. Sanctuary hereby approves Company's use of the following independent promoters: Pat Shields, Sol2Sol/Karen Lee (press) and Ralph Tashjian (radio promotion).

10. DVD Production Costs - Sanctuary shall make available to Company, with respect to the production of the Chaka Khan Live DVD, a total production fund not to exceed One Hundred Fifty Thousand Dollars ($150,000) ("Production Expenses"). Production Expenses shall be completely recoupable from and shall be deducted from Company's share of Proceeds and/or Royalties otherwise payable to company hereunder. Production expenses shall be payable pursuant to a budget for the


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production of the DVD which budget shall not exceed One Hundred  Fifty  Thousand
Dollars ($150,000) for the Chaka Khan Live DVD and shall be approved by Sanctuary prior to Company or Sanctuary incurring any costs ("Production Budget") provided that Sanctuary will not disapprove of any Production Budget that is $150,000 or less for the Chaka Khan Live DVD solely by reason of the amount. Production expenses shall be payable following Sanctuary's receipt of an invoice for payment, in accordance with the approved Production Budget.

11. Third Party Payments - Company shall be responsible for the payment of all third party payment and costs other than as specifically set forth in paragraphs 9 and 10 above, including, without limiting, artist royalties, mechanical royalties, synchronization fees, recording costs, production costs, manufacturing costs (other than the standard costs of manufacturing records for distribution), artwork costs, and to the extent that Sanctuary or Company is so charged, freight and shipping to Sanctuary's distributor's warehouses, etc.

12. Representations and Warranties - Each party has the right to enter into this agreement and fully perform its terms and conditions. Neither party will enter into any agreement which would interfere with the full and prompt performance of such party's obligations hereunder. Sanctuary agrees that Sanctuary and its employees and agents shall not negotiate for the services of any artists (other than Chaka Khan) who are under contract with AGU as listed in the attached
Schedule 2.

13. Logo - With  respect to the  distribution  of Records  hereunder,  Sanctuary shall cause its distributor(s) to print Company's logo or other trade symbol designated by Company, and Copyright notice to Company, on the packaging of such Records, marketing materials and advertisements, subject to Company providing said logo in a timely manner. The size and placement of the Symbol on such packaging shall be no smaller than the size of the Sanctuary logo. The logo shall be subject to all of Company's warranties, representations and indemnities and the registration and maintenance of the logo shall be Company's responsibility, and expense. Sanctuary shall use its best efforts to cause its distributor(s) to afford Company credit in all chart listings.

14. Bankruptcy - If during the Term hereof Sanctuary is subject to an order for relief and a trustee fails to assume the contract between Sanctuary and Company within sixty (90) days after the entry of such order, then Company shall have the right to terminate this agreement.

15. Standard Terms and Conditions/Long Form Agreement - Annexed hereto and made a part hereof as Exhibit "A" is Sanctuary's form Sub-Distribution Agreement ("Exhibit Agreement"). All terms and conditions of the Exhibit Agreement are hereby incorporated by reference into this agreement to be negotiated in good faith. In the event of an inconsistency between the express terms stated in this agreement and in the Exhibit Agreement, the terms of this agreement shall control. Except as otherwise expressly provided herein, the terms used herein (whether or not capitalized) shall have the same definitions as ascribed to them in the Exhibit Agreement.

      At Company's written request, to be made (if at all) to Sanctuary within 150 days from the date hereof, Company and Sanctuary will negotiate in good faith in accordance with Sanctuary's normal parameters for Companies of the same stature as Company, any request for proposed changes to the "boilerplate" terms and conditions set forth in the Exhibit Agreement. Unless and until a more formal agreement is fully executed, this agreement (including all Exhibits and Schedules attached hereto, if any) will constitute the sole and complete valid and binding agreement between the parties hereto.


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THIS AGREEMENT WILL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW
YORK APPLICABLE TO AGREEMENTS EXECUTED AND FULLY PERFORMED THEREIN.

      If the above is acceptable, please sign where indicated below. This agreement shall not become effective until signed by all parties hereto.

If the above is acceptable to you, please sign where indicated below.

                                       SANCTUARY RECORDS GROUP INC.




                                       By:  /s/ [Illegible]
                                            ------------------------------------
                                            An Authorized Signatory  COO/GC


ACCEPTED AND AGREED:

AGU ENTERTAINMENT CORP.




By:    /s/ David Levy
       --------------------------------
       An Authorized Signatory
       David Levy  President


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                                  Schedule "1"
   To the agreement between Sanctuary Records Group Ltd. -w- AGU Entertainment
                                     Corp.,
                   dated as of September 1, 2004 ("Agreement")

Masters
-------

Product:
--------

- One (1) studio album embodying thirteen (13) tracks of previously-recorded performances of the artist p/k/a "Chaka Kahn," (the "Chaka Kahn Album")

- One (1) live DVD of Chaka Khan performing (the "Live DVD")

All Albums may be released separately and the First Chaka Khan Album and the Live DVD may be packaged together in a so-called "combo-pack," at Sanctuary's sole election.

Artwork to be Delivered in respect of each Album and the A/V Record shall include separations, design, engraving and photography.